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                                                                    EXHIBIT 12

                         WISCONSIN ENERGY CORPORATION
                          STATEMENT OF COMPUTATION OF
                      RATIO OF EARNINGS TO FIXED CHARGES
                                  (Unaudited)


                                                  Six Months
                                                    Ended                                Twelve Months Ended
                                                             --------------------------------------------------------------------
                                                  6/30/01    6/30/01     12/31/00    12/31/99     12/31/98    12/31/97   12/31/96
                                                  -------    -------     --------    --------     --------    --------   --------
                                                                                       (Millions of Dollars)

Pretax Income
 Net Income                                        $133.9      $207.4       $154.2      $209.0      $188.1      $ 60.7      $218.1
 Cumulative Effect of Change in
  Accounting Principle, Net of Tax                  (10.5)      (10.5)
 Income Taxes                                        84.3       157.0        125.9       111.1        92.2        31.0       125.3
                                                   ------      ------       ------      ------      ------      ------      ------
Total Pretax Income                                 207.7       353.9        280.1       320.1       280.3        91.7       343.4
Less
 Undistributed minority interest earnings            12.8        12.8            -           -           -           -           -
                                                   ------      ------       ------      ------      ------      ------      ------
Total Adjusted Pretax Income                        194.9       341.1        280.1       320.1       280.3        91.7       343.4

Fixed Charges
 Interest Charges
  Interest on Long-Term Debt (a)                     86.0       137.6        137.3       124.2       108.5       110.1       103.1
  Other Interest Expense                             41.1       129.9        106.2        24.1        19.3         9.6         9.0
   Interest Factors of Rents
    Nuclear Fuel                                      1.8         3.7          3.9         3.5         3.1         0.9         2.3
    Long-Term Purchase Power Contract (b)            10.8        21.3         21.0        20.4        20.3         5.6           -
                                                   ------      ------       ------      ------      ------      ------      ------
 Total Interest Charges                             139.7       292.5        268.4       172.2       151.2       126.2       114.4
 Preferred Stock Dividend Requirements of
  Wisconsin Electric Power Company
  Amount Not Tax Deductible                           0.3         0.7          0.7         0.7         0.7         0.7         0.7
  Ratio of Pretax Income to Net Income                1.6         1.7          1.8         1.5         1.5         1.5         1.6
                                                   ------      ------       ------      ------      ------      ------      ------
                                                      0.5         1.2          1.3         1.1         1.1         1.1         1.1
  Amount Tax Deductible                               0.3         0.5          0.5         0.5         0.5         0.5         0.5
                                                   ------      ------       ------      ------      ------      ------      ------
 Total Preferred Stock Dividend Requirements
  of Wisconsin Electric Power Company                 0.8         1.7          1.8         1.6         1.6         1.6         1.6
 Distributions on Preferred
  Securities of Subsidiary Trust                      6.9        13.8         13.7        10.5           -           -           -
                                                   ------      ------       ------      ------      ------      ------      ------
Total Fixed Charges As Defined                      147.4       308.0        283.9       184.3       152.8       127.8       116.0
                                                   ------      ------       ------      ------      ------      ------      ------

Earnings Before Income Taxes and Fixed Charges     $342.3      $649.1       $564.0      $504.4      $433.1      $219.5      $459.4
                                                   ======     =======       ======      ======      ======      ======      ======
Ratio of Earnings to Fixed Charges                    2.3x        2.1x         2.0x        2.7x        2.8x        1.7x        4.0x
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  (a) Includes amortization of debt premium, discount and expense.
  (b) Wisconsin Electric has entered into a long-term power purchase contract that is being accounted for as a capital lease.